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                                                                     EXHIBIT 8.2
                                 HALE AND DORR
                                60 STATE STREET
                                BOSTON, MA 02109

                                August 31, 1995

Chipcom Corporation
Southborough Office Park
118 Turnpike Road
Southborough, MA 01772
RE:  PROPOSED MERGER AMONG 3COM CORPORATION, CHIPCOM
    ACQUISITION CORPORATION, AND CHIPCOM CORPORATION

Ladies and Gentlemen:

    This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4 which includes the Proxy Statement/Prospectus relating to the Agreement and Plan of Merger dated July 26, 1995 (the "Agreement"), by and among 3Com Corporation, a California corporation ("3Com"), Chipcom Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of 3Com ("Sub"), and Chipcom Corporation, a Delaware corporation ("Chipcom"). Pursuant to such Agreement, Sub will merge with and into Chipcom (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the certificates delivered to Hale and Dorr by 3Com and Chipcom containing certain representations of 3Com and Chipcom relevant to this opinion (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    In our capacity as counsel to Chipcom in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Certificates of Representations, the Registration Statement, an opinion of counsel received by 3Com from Gray Cary Ware & Freidenrich, A Professional Corporation substantially identical to this opinion and such other documents as we considered relevant to our analysis. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement or documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement. Further, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Certificates of Representations are, and at the Effective Time will be, true and complete in all material respects. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention which would cause us to question the accuracy thereof.

    In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that there is no plan or intention on the part of Chipcom's shareholders to engage in a sale, exchange, or other disposition of shares of Buyer Common Stock (hereinafter, "3Com Common Stock") to be received in the Merger that would reduce the Chipcom shareholders' ownership of 3Com Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the stock of Chipcom outstanding immediately prior to the Merger. Shares of Chipcom stock which are sold, redeemed, or disposed of in a transaction that is in contemplation of or related to the Merger (including, but not limited to cash received in lieu of fractional shares of 3Com Common Stock) shall be considered shares of Chipcom stock held by shareholders of Chipcom immediately before the Merger which are exchanged in the Merger for shares of 3Com Common Stock which are then disposed of pursuant to a plan.

    The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury
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Chipcom Corporation
August 31, 1995
Page 2
Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time of the Merger, or at any other time, and that such changes will not affect the conclusions expressed herein. Our opinions relate solely to the tax consequences of the Merger under the federal laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction.

    Our opinions represent our best judgment of how a court would conclude if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court.

    This opinion addresses only the specific tax opinions set forth below, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, but not by way of limitation of the previous sentence, we express no opinion regarding the tax consequences of the Merger (including the opinions set forth below) as applied to specific stockholders of Chipcom and/or holders of options for Chipcom stock or that may be relevant to particular classes of Chipcom stockholders and/or holders of options for Chipcom stock, including but not limited to dealers in securities, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions, including without limitation the tax consequences of the Merger and 3Com's assumption of outstanding options for Chipcom stock to holders of options for Chipcom stock.

    No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

        1.  The Merger  will constitute a reorganization  within the meaning  of
    Section 368(a) of the Code;

        2. No gain or loss will be recognized by 3Com, Chipcom, or Sub as a result of the Merger;

        3. Except as provided in paragraph 4 below, no gain or loss will be recognized by the Chipcom shareholders upon the exchange of Chipcom stock solely for shares of 3Com Common Stock as a result of the Merger (Section 354(a)(1) of the Code);

        4. Cash received by the Chipcom shareholders in lieu of fractional shares of 3Com Common Stock will be treated as received as a distribution in redemption of such fractional shares by 3Com, subject to the provisions of
    Section 302 of the Code, as if such fractional shares of 3Com Common Stock had been issued in the Merger and then redeemed by 3Com;

        5. The tax basis of the shares of 3Com Common Stock received by the Chipcom shareholders in the Merger will equal the tax basis of the shareholders' shares of Chipcom stock exchanged in the Merger, reduced by any basis allocable to a fractional share of 3Com Common Stock treated as sold or exchanged under Section 302 of the Code (Section 358(a)(1) of the
    Code); and
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Chipcom Corporation
August 31, 1995
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        6.   The tax holding period of  the shares of 3Com Common Stock received by the Chipcom shareholders in the Merger will include the holding period for the shares of Chipcom stock of the shareholders exchanged in the Merger, provided that the shares of Chipcom stock were held as capital assets on the date of the Merger (Section 1223 of the Code).

    No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion is intended solely for the purpose of including this opinion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                          Very truly yours,

                                          /s/ Hale and Dorr
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                                          HALE AND DORR